Exhibit 99.1
PRESS RELEASE
Juniata Valley Financial Corp. Announces Increase in Quarterly Earnings Over Previous
Periods and Declares Dividend
Mifflintown, PA —January 21, 2011— Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced that net income for the fourth quarter of 2010 was $1,304,000, exceeding net income in both the immediate preceding quarter and in the same quarter in the previous year. As compared to both previous quarters, Juniata Valley’s 2010 final quarter earnings resulted in increases in key performance ratios, including return on average assets (ROA), return on average equity (ROE) and earnings per share (EPS), as shown in the table below.

	Quarter Ended
	December 31, 2010	September 30, 2010		December 31, 2009
	Results	Results	% Increase	Results	% Increase
Net Income	$1,304,000	$1,285,000	1.5%	$1,243,000	4.9%
ROA	1.20%	1.16%	3.4%	1.14%	5.3%
ROE	10.30%	10.15%	1.5%	9.84%	4.7%

EPS (basic and fully diluted)	$0.31	$0.30	3.3%	$0.29	6.9%
The increase in net income in the fourth quarter of 2010 versus the third quarter of 2010 primarily resulted from a decrease in securities impairment charges, as no other-than-temporary impairment was recognized in the fourth quarter of 2010 compared to a $40,000 charge during the third quarter of 2010, and a decrease in noninterest expense, resulting primarily from a decrease in core processing costs of approximately $40,000, due to a change in core processing providers mid-year in 2010. Partially offsetting these items was an increase in the provision for loan losses of $34,000 for the fourth quarter of 2010 in comparison to the third quarter of 2010. Net interest income was relatively unchanged in the fourth quarter as compared to the previous quarter, with a fully tax-equivalent net interest margin of 4.12%.
Fourth quarter 2010 net income was higher by $61,000, or 4.9%, in comparison to net income for the fourth quarter of 2009. Net interest income in the most recent quarter exceeded the level during the prior year period by $24,000, and the provision for loan losses was $146,000 lower in the fourth quarter of 2010 than in the same period in 2009. Partially offsetting these items were a decrease in non-interest income of $117,000 in the fourth quarter of 2010 compared to the same quarter in 2009, primarily due to a reduction in fee income from deposit service fees resulting from recent changes in consumer regulation and a decline in fee income from trust services and the sale of non-deposit products of $95,000 when comparing the two periods. Non-interest expense in the recent quarter was essentially unchanged when compared to same period during the prior year.

For the year 2010, net income was $4,915,000, a reduction of $191,000 in comparison to the same period during 2009. Contributing to this reduction during 2010 was an increase in the provision for loan losses of $114,000 and a reduction in revenue from deposit services of $245,000. Items included in 2009 affecting comparability to 2010 include a special FDIC assessment of $194,000 included in non-interest expense and other-than-temporary impairment charges of $226,000, partially offset by deferred income from insurance sales of $323,000, which was included in non-interest income. Return on average assets was 1.12% and 1.17% and return on average equity was 9.70% and 10.31%, for 2010 and 2009, respectively.
For the year ended December 31, 2010, basic and diluted earnings per share were $1.14 as compared to $1.18 in the same period in 2009.
Ms. Barber also announced that, on January 18, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.21 per share for the first quarter of 2011, payable on March 1 to shareholders of record on February 15, an increase of 5% over 2010’s first quarter dividend. She stated that “Juniata Valley Bank continues to deliver strong financial performance despite economic and regulatory challenges; we are pleased to share our success with our valued shareholders.”
Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”). Accordingly, the financial information in this announcement is subject to change.
The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. In addition, Juniata Valley owns 39.16% of the First National Bank of Liverpool, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.OB.
*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. Many factors could affect future financial results including, without limitation, changes in interest rates and their impact on the level of deposits, loan demand and value of loan collateral, increased competition from other financial institutions, market value deterioration in the financial services sector, FDIC deposit insurance premiums, governmental monetary policy, legislation and changes in banking regulations, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions.
For a more complete discussion of certain risks and uncertainties affecting Juniata Valley, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements” set forth in the Juniata Valley’s filings with the Securities and Exchange Commission.